Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Clarivate Plc of our report dated April 26, 2021, relating to the financial statements of ProQuest LLC, which are incorporated by reference in Registration Statement No. 333-239328 from Clarivate Plc’s Current Report on Form 8-K dated June 8, 2021.

/s/ Deloitte & Touche LLP

Detroit, MI

June 9, 2021